Exhibit 99.1

TOREADOR ANNOUNCES 2009 RESERVES ESTIMATES

Audit Reflects Increase in Reserves Estimates

Company Provides Update on La Garenne Conventional Exploration Well

Paris, France — (February 1, 2010) — Toreador Resources Corporation (NASDAQ:TRGL) today announced the results of a formal external audit reflecting an increase to the Company’s reserves estimates in France and provided an operations update on the La Garenne conventional exploration well.

2009 Reserves Estimates

Gaffney, Cline & Associates, Ltd (“GCA”) carried out a formal audit of the Company’s conventional oil reserves as at December 31, 2009.  This audit was conducted in accordance with applicable U.S. Securities and Exchange Commission rules.  According to GCA, the reserves as at December 31, 2009 are as follows:

	Proved			Proved +	Proved + Probable +
Field	PDP (mmbbl)	PUD (mmbbl)	Total (mmbbl)	Probable (mmbbl)	Possible (mmbbl)
Neocomian Complex	5.0	0.4	5.4	8.2	13.1
Charmottes Triassic	0.1	—	0.1	0.3	0.4
Charmottes Dogger	0.3	—	0.3	0.6	0.8
Total	5.4	0.4	5.8	9.1	14.3

Comparison to Estimated Reserves for France as of December 31, 2008

The December 31, 2009 1P (proved) reserves estimate of 5.8 mmbbl represents a 27% increase over the December 31, 2008 SEC-reported reserves of 4.9 mmbbl after deducting total 2009 production of 328.4 mbbl.  Year over year, 2P (proved plus probable) reserves increased 8%, from 8.4 mmbbl to 9.1 mmbbl and 3P (proved plus probable plus possible) reserves increased 63% from 8.8 mmbbl to 14.3 mmbbl.  The Company considers the increase of reserves is attributable to a better performance of the Company’s main field, the Neocomian Complex, together with an increase in the oil price used to calculate the 2009 reserves estimates as compared to 2008.

For clarity, the unconventional Paris Basin shale oil resource play is in the planning stages and has not been reviewed; therefore, it is not accounted for the estimates above.

La Garenne Update

As previously reported, the La Garenne LGA-1D conventional exploration well, which is unrelated to Toreador’s Paris Basin shale oil program, confirmed a 5-meter reservoir within a 50-meter oil column in the target Dogger formation (which the Company estimates has at least 6 mmbbl of oil in place based on previous data and current well results).  Production testing of the LGA-1D well is now complete, and results were inconclusive.  The well flowed only limited quantities from one of its two horizons in the Dogger.  As previously reported on January 19, 2010, the well penetrated a localized low-permeability area in the reservoir.  Following a more detailed analysis of the data later this quarter, management intends to submit a development plan for Board approval.  The Company expects that the vertical LGA-1D well would be used as water disposal in the development of this field.

Toreador President and CEO Craig McKenzie commented, “We are very pleased with the results of the GCA audit of our conventional oil reserves.  Notwithstanding our growth focus on the Paris Basin Shale Oil program, increasing our conventional oil reserves is also a key component of our strategy to create value for shareholders.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent energy company engaged in the acquisition, development, exploration and production of crude oil. The company holds interests in developed and undeveloped oil properties in France. More information about Toreador may be found at the Company’s web site, www.toreador.net.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Shirley Z. Anderson

Toreador Resources Corporation

+1 (469) 364-8531